Exhibit 10.34

ELEVENTH AMENDMENT

(1740 TECHNOLOGY)

THIS ELEVENTH AMENDMENT (this "Amendment") is made and entered into as of June 28, 2022 (the "Effective Date"), by and between HUDSON 1740 TECHNOLOGY, LLC, a Delaware limited liability company ("Landlord"), and NUTANIX, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord (as successor in interest to CA-1740 Technology Drive Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain Office Lease dated August 5, 2013 (the "Original Lease"), as previously amended by that certain First Amendment dated October 9, 2013, by that certain Second Amendment dated April 17, 2014, by that certain Third Amendment dated October 13, 2014, by that certain Fourth Amendment dated March 23, 2015 (the "Fourth Amendment"), by that certain Fifth Amendment dated July 28, 2016, by that certain Confirmation Letter dated April 11, 2017, by that certain Sixth Amendment dated January 29, 2018, by that certain Seventh Amendment dated April 4, 2018 (the "Seventh Amendment"), by that certain Eighth Amendment dated November 23, 2020, by that certain Ninth Amendment dated August 23, 2021, and by that certain Tenth Amendment dated May 18, 2022 (the "Tenth Amendment") (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing a total of approximately 196,011 rentable square feet of office space and approximately 236 rentable square feet storage space (collectively, the "Existing Premises") in the building commonly known as 1740 Technology Drive located at 1740 Technology Drive, San Jose, California 95110 (the "Building").
B.
The Lease will expire by its terms on May 31, 2024 (the "Existing Expiration Date"), and the parties wish to extend the term of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
The Premises. Tenant hereby acknowledges, that from and after the later of the Suite 460 Expansion Effective Date (as defined in Section 8.2 of the Seventh Amendment), which is anticipated to occur on or about September 1, 2022, and the Suite 100 Expansion Effective Date (as defined in Section 9.2 of the Seventh Amendment), which is anticipated to occur on or about July 1, 2022, Tenant will lease all 215,857 rentable square feet in the Building. Accordingly, from and after the later of the (i) Suite 460 Expansion Effective Date, and (ii) Suite 100 Expansion Effective Date, and continuing during the Eleventh Amendment Extended Term, Tenant will have the exclusive use of the Existing Premises, Suite 460, Suite 100, and all Common Areas of the Building including the parking structure, garden and sport court, and all outside areas associated with the Building and parking structure (all of which shall be referred to herein and for all purposes under the Lease, as amended, as the "Premises").
2.
Extension. The term of the Lease is hereby extended through May 31, 2030 (the "Eleventh Amendment Extended Expiration Date"). The portion of the term of the Lease beginning on June 1, 2024, and ending on the Eleventh Amendment Extended Expiration Date, shall be referred to herein as the "Eleventh Amendment Extended Term".
3.
Base Rent. During the Eleventh Amendment Extended Term, and provided that the Suite 460 Expansion Effective Date and Suite 100 Expansion Effective Date have both occurred, the schedule of Base Rent for the Premises (calculated based upon 215,857 rentable square feet in the Building) shall be as follows:

Period of the Eleventh Amendment Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
June 1, 2024 – May 31, 2025	$54.11	$973,399.36
June 1, 2025 – May 31, 2026	$55.74	$1,002,601.34
June 1, 2026 – May 31, 2027	$57.41	$1,032,679.38
June 1, 2027 – May 31, 2028	$59.13	$1,063,659.77
June 1, 2028 – May 31, 2029	$60.91	$1,095,569.56
June 1, 2029 – May 31, 2030	$62.73	$1,128,436.64

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease and shall be subject to all existing rental abatements and concessions set forth therein, including as set forth in Section 1.1 of the Tenth Amendment. The Base Rent set forth in the table above shall be reduced in the event that the Suite 460 Expansion Effective Date and/or the Suite 100 Expansion Effective Date have not yet occurred as of June 1, 2024, such that Base Rent shall be calculated based upon 209,444 rentable square feet if the Suite 460 Expansion Effective Date has not occurred, 213,087 rentable square feet if the Suite 100 Expansion Effective Date has not occurred, and 206,674 rentable square feet if neither the Suite 460 Expansion Effective Date nor the Suite 100 Expansion Effective Date have occurred.

4.
Security Deposit. No additional Security Deposit shall be required in connection with this Amendment. Landlord hereby acknowledges that Landlord currently holds $468,419.04, as a Security Deposit under Section 21 of the Original Lease.
5.
Expenses and Taxes. During the Eleventh Amendment Extended Term, Tenant shall pay Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that during the Eleventh Amendment Extended Term, (a) provided that the Suite 460 Expansion Effective Date and Suite 100 Expansion Effective Date have both occurred, Tenant's Share shall be 100%, and (b) the Base Year shall be 2024. Notwithstanding the foregoing, Tenant's Share shall be 95.7458% prior to the earlier of the Suite 460 Expansion Effective Date and the Suite 100 Expansion Effective Date, 97.0291% prior to the Suite 460 Expansion Effective Date but after the Suite 100 Expansion Effective Date (in the event that the Suite 100 Expansion Effective Date precedes the Suite 460 Expansion Effective Date), and 98.7167% prior to the Suite 100 Expansion Effective Date but after the Suite 460 Expansion Effective Date (in the event that the Suite 460 Expansion Effective Date precedes the Suite 100 Expansion Effective Date). Tenant's Share shall be 100% after the later of the Suite 460 Expansion Effective Date and Suite 100 Expansion Effective Date.
6.
Improvements to the Premises.
6.1.
Configuration and Condition of Premises. Tenant acknowledges that it is currently in possession of the Existing Premises (and will be in possession of Suite 460 as of the Suite 460 Expansion Effective Date and Suite 100 as of the Suite 100 Expansion Effective Date). Landlord and Tenant acknowledge and agree that certain balconies located within the Premises are not compliant with applicable Laws. Landlord shall, at its expense, cause all balconies located within the Premises to comply with all Laws. Except as otherwise provided herein, Tenant agrees to accept the Existing Premises "as is" without any representation by Landlord regarding their configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement.
6.2.
Responsibility for Improvements to Premises. Commencing as of the date of this Eleventh Amendment, Tenant shall be entitled to perform improvements to the Premises, and to receive an allowance from Landlord for such improvements, in accordance with the Work Letter attached hereto as Exhibit A. Landlord and Tenant hereby acknowledge that the allowance under the Work Letter attached hereto as Exhibit A will be in addition to any remaining allowance referenced in Sections 1.4 and Section 2 of the Tenth Amendment.
7.
Adjustment of Base Rent for the Period Prior to June 1, 2024. Section 1.2 of the Tenth Amendment is hereby deleted in its entirety. During the period from the Effective Date hereof through May 31, 2024, the schedule of Base Rent for the entire Premises (based upon

215,857 rentable square feet and subject to adjustment as provided hereinbelow) shall be as follows:

Period	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent*
Effective Date – 3/31/2023	$44.30	$796,872.09
4/1/2023 – 7/31/2023	$45.63	$820,896.24
8/1/2023 – 5/31/2024	$50.90	$915,577.93

Notwithstanding anything contained in this Section 7 to the contrary, Base Rent for the Premises shall be partially abated, by the amount of $576,089.00, for the full calendar month of January 2023; provided, however, that if a Default exists when such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease and shall be subject to all existing rental abatements and concessions set forth therein, including as set forth in Section 1.1 of the Tenth Amendment. The Base Rent set forth in the table above shall be reduced in the event that the Suite 460 Expansion Effective Date and/or the Suite 100 Expansion Effective Date have not yet occurred, such that Base Rent shall be calculated based upon 209,444 rentable square feet if the Suite 460 Expansion Effective Date has not occurred, 213,087 rentable square feet if the Suite 100 Expansion Effective Date has not occurred, and 206,674 rentable square feet if neither the Suite 460 Expansion Effective Date nor the Suite 100 Expansion Effective Date have occurred.

8.
Extension Option. Tenant shall retain the right to further extend the term of the Lease for the entire Premises for one (1) additional period of three (3) years under the terms and conditions of Section 7 of the Fourth Amendment, provided (a) all references in such Section 7 to the "Second Extended Expiration Date" shall mean and refer to the Eleventh Amendment Extended Expiration Date" referenced in Section 1 above, and (b) the reference to "2018" in the last clause of Section 7.2.(B) of the Fourth Amendment shall be modified to "2030."
9.
Energy Usage. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Building, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord's option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required for benchmarking purposes or to disclose to a prospective buyer, tenant or mortgage lender under any applicable law.
10.
California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises".

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Premises, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

11.
Miscellaneous.
11.1.
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.
11.2.
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
11.3.
In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
11.4.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.
11.5.
Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.
11.6.
Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.
11.7.
Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Savills) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON 1740 TECHNOLOGY, LLC,

a Delaware limited liability company

By: Hudson Pacific Properties, L.P.,

a Maryland limited partnership,

its sole member

By: Hudson Pacific Properties, Inc.,

a Maryland corporation,

its general partner

By: /s/ Mark T. Lammas

Name: Mark T. Lammas

Title: President

TENANT:	NUTANIX, INC., a Delaware corporation By: /s/ Aaron Boynton Name: Aaron Boynton Title: Chief Accounting Officer

EXHIBIT A

WORK LETTER

As used in this Exhibit A (this "Work Letter"), the following terms shall have the following meanings:

(i)
"Tenant Improvements" means all improvements to be constructed in the Premises or Common Areas, as applicable, pursuant to this Work Letter. Construction of the Tenant Improvements may commence in the Building as of the Effective Date; provided, however, that such construction shall be subject to Landlord's review and approval under Section 2.2 of this Work Letter, below. Any proposed improvements to the Common Areas shall be in conformance with the Building standard specifications and finishes for the Common Areas.
(ii)
"Tenant Improvement Work" means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements; and
(iii)
"Agreement" means the amendment of which this Work Letter is a part.
1
ALLOWANCE.
1.1
Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Allowance") in the amount of $8,000,000.00 to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be entitled to utilize the Allowance from and after the date of full execution and delivery of the Agreement. Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Agreement, in the event that Tenant fails to use the entire Allowance by May 31, 2028 (the "Allowance Deadline"), as such date may be extended due to any Landlord Delays or Force Majeure Delays, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto. As used herein, the term "Landlord Delays" means (i) the failure of Landlord to timely approve or disapprove any matter requiring Landlord's approval relating to this Work Letter; or (ii) unreasonable (when judged in accordance with industry custom and practice) interference by Landlord with the substantial completion of the Tenant Improvement Work and which objectively precludes or delays the construction of the Tenant Improvement Work beyond the Allowance Deadline. As used herein, the term "Force Majeure Delays" means strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals or authorizations), injunction or court order, riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of Tenant in performing the Tenant Improvement Work. In the event of a Landlord Delay or Force Majeure Delay, then the Allowance Deadline shall be extended for a period equivalent to the period of such delay so long as Tenant delivers written notice to Landlord describing the Landlord Delay or Force Majeure Delay, as applicable, within ten (10) business days after the occurrence of the event.
1.2
Disbursement of Allowance.
1.2.1
Allowance Items. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the "Allowance Items"): (a) the fees of Tenant's architect and engineers, if any, and any Review Fees (defined in Section 2.3 below); (b) plan- check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after-hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by Tenant's plans and specifications (the "Plans") (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or the Tenant Improvement Work required by law; (f) the Coordination Fee (defined in Section 2.3 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.
1.2.2
Disbursement. Subject to the terms hereof, Landlord shall make monthly disbursements of the Allowance for Allowance Items as follows:
1.2.2.1
Monthly Disbursements. Not more frequently than once per calendar month, Tenant may deliver to Landlord: (i) a request for payment of Tenant's contractor, approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the

EXHIBIT A -1-

schedule of values, by trade, of percentage of completion of the Tenant Improvement Work, detailing the portion of the work completed and the portion not completed (which approved request shall be deemed Tenant's approval and acceptance of the work and materials described therein); (ii) copies of all third-party contracts (including change orders) pursuant to which Allowance Items have been incurred (collectively, the "Tenant Improvement Contracts"); (iii) copies of invoices for all labor and materials provided to the Premises and covered by such request for payment; (iv) executed conditional mechanic's lien releases from all parties who have provided such labor or materials to the Premises (along with executed unconditional mechanic's lien releases for any prior payments made pursuant to this paragraph) satisfying California Civil Code §§ 8132 and/or 8134, as applicable; and (v) all other information reasonably requested by Landlord. Subject to the terms hereof, within 30 days after receiving such materials, Landlord shall deliver a check to Tenant, payable to Tenant in the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention with respect to all hard costs (as distinguished from architectural, engineering and permitting costs) except to the extent that such 10% retention has already been reflected in such request for payment (the aggregate amount of such retentions. Whether withheld by Landlord or reflected in such requests for payment) shall be referred to in this Work Letter as the "Final Retention"), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work or materials described in Tenant's payment request.
1.2.2.2
Final Retention. Subject to the terms hereof, Landlord shall deliver to Tenant a check for the Final Retention, together with any other undisbursed portion of the Allowance required to pay for the Allowance Items, within 30 days after the latest of (a) the completion of the Tenant Improvement Work in accordance with the approved plans and specifications; (b) Landlord's receipt of (i) copies of all Tenant Improvement Contracts; (ii) copies of invoices for all labor and materials provided to the Premises; (iii) executed unconditional mechanic's lien releases satisfying California Civil Code § 8134 for all prior payments made pursuant to Section 1.2.2.1 above (to the extent not previously provided to Landlord), together with executed unconditional final mechanic's lien releases satisfying California Civil Code § 8138 for all labor and materials provided to the Premises subject to the Final Retention; (iv) a certificate from Tenant's architect, in a form reasonably acceptable to Landlord, certifying that the Tenant Improvement Work has been substantially completed; (v) evidence that all governmental approvals required for Tenant to legally occupy the Premises have been obtained; and (vi) any other information reasonably requested by Landlord; (c) Tenant's delivery to Landlord of "as built" drawings (in CAD format, if requested by Landlord); or (d) Tenant's compliance with Landlord's standard "close-out" requirements regarding city approvals, closeout tasks, Tenant's contractor, financial close-out matters, and Tenant's vendors. Landlord's payment of the Final Retention shall not be deemed Landlord's approval or acceptance of the work or materials described in Tenant's payment requests.
2
MISCELLANEOUS.
2.1
Applicable Lease Provisions. Without limitation, the Tenant Improvement Work shall be subject to Sections 7.2, 7.3 and 8 of the Original Lease, provided, however, the amount of "coordination fee" to be charged in connection with the Tenant Improvement Work shall be as specified in Section 2.3 below.
2.2
Plans and Specifications. Landlord shall provide Tenant with notice approving or disapproving any proposed plans and specifications for the Tenant Improvement Work within the Required Period (defined below) after the later of Landlord's receipt thereof from Tenant or the mutual execution and delivery of this Agreement. As used herein, "Required Period" means (a) 15 business days in the case of construction drawings, and (b) 10 business days in the case of any other plans and specifications (including a space plan). Any such notice of disapproval shall describe with reasonable specificity the basis for Landlord's disapproval and the changes that would be necessary to resolve Landlord's objections. If Landlord fails to timely respond, then Tenant may deliver to Landlord a written notice, which written notice must state in bold and all caps, "FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE APPROVAL OF THE PROPOSED PLANS AND SPECIFICATIONS FOR THE TENANT IMPROVEMENT WORK." If Landlord fails to respond within such 5-business day period, then Landlord will be deemed to have approved the applicable plans and specifications. If, when Tenant requests Landlord's approval of the plans and specifications for the Tenant Improvement Work, Tenant has specifically requested that Landlord identify any such Tenant Improvements that Landlord will require to be removed pursuant to Section 8 of the Original Lease, and Landlord's approval for such plans and specifications are deemed approve as provided herein, Landlord shall be deemed to not require the Tenant Improvement Work to be removed upon the expiration or earlier termination of the Lease.
2.3
Review Fees; Coordination Fee. Tenant shall reimburse Landlord, upon demand, for any fees reasonably incurred by Landlord for review of the Plans by Landlord's third-party consultants ("Review Fees"). In consideration of Landlord's coordination of the Tenant Improvement Work, Tenant shall pay

EXHIBIT A -2-

Landlord a fee (the "Coordination Fee") in an amount equal to 1.5% of the cost of the Tenant Improvement Work. Notwithstanding the foregoing provisions of this Section 2.3, in no event shall the Coordination Fee under this Work Letter exceed $25,000.00 in the aggregate.
2.4
Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, beyond any applicable notice and cure period, then (a) Landlord's obligations under this Work Letter shall be excused, and Landlord may cause Tenant's contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.
2.5
Other. This Work Letter shall not apply to any space other than the Premises.

EXHIBIT A -3-